EXHIBIT 99.1
IsoTis Reports 2007 First Quarter Results
IRVINE, CA, USA — May 15, 2007 — IsoTis, Inc (NASDAQ: ISOT), an orthobiologics company, today reported results for the first quarter ended March 31, 2007.
Revenue Analysis
Revenue was $10.0 million for the first quarter of 2007, representing a 2% increase over revenue of $9.8 million for the first quarter of 2006.
IsoTis’ chief distribution channels are its U.S. network of independent distributor agents and its network of international stocking distributors, while the remaining portion of its revenues is derived from private label partners in the United States and internationally.
In the first quarter of 2007, revenue from the U.S. independent distributor agents grew 7% to $6.4 million compared to $6.0 million in the first quarter of 2006; revenue from international stocking distributors decreased 14% to $2.1 million compared to $2.5 million in the first quarter of 2006; and revenue from private label partners grew 22% to $1.1 million compared to $0.9 million in the first quarter of 2006.
Results Comparison & Cash Position
The net loss from operations before minority interest for the first quarter of 2007 was $5.5 million, compared to $3.8 million for the first quarter of 2006. Net loss for the first quarter of 2007 totaled $5.0 million or $0.79 per basic and diluted share as compared with a net loss of $3.8 million or $0.54 per basic and diluted share for the first quarter of 2006. The first quarter results were negatively impacted by several non-recurring items, including approximately $1.6 million of costs for outside advisors and exchange agents in four jurisdictions associated with the Company’s successful transformation to a US-based NASDAQ listed company, and a restructuring charge of $0.6 million for the Dutch facility which is no longer in use by the Company.
At March 31, 2007, IsoTis had cash and cash equivalents and restricted cash of $10.5 million. The net decrease in cash and cash equivalents in the first quarter of 2007 amounted to $ 5.5 million compared to $ 2.3 million in the first quarter of 2006. The first quarter cash flow was negatively impacted by several non-recurring items, including payments of approximately $1.0 million to outside advisors and exchange agents related to the transformation to a US-based NASDAQ listed company, as well as a build-up in inventory of $ 0.9 million. The Company needs and intends to raise additional funds for operations and is actively considering various financing alternatives.
Regulatory update
Further to the Company’s disclosure on February 14, 2007, the Company continues to communicate with the U.S. Food and Drug Administration (FDA) on the regulatory status of our Accell products. Based on these constructive communications, the Company continues to believe the Accell family of products are Class II medical devices that are subject to the 510(k) clearance process, although the Company can make no assurances in this regard. This belief is consistent with the treatment of other competing products, the Company’s prior discussions with the FDA and the 510(k) clearance previously received for Accell Connexus.
Highlights Q1 2007 & Year to Date
•	Patent for Reverse Phase Medium platform technology (May)

•	Sale of PolyActive IP Estate for $1.7 million up-front (April)

•	Appointment of James P. Abraham as SVP Sales (April)

•	NASDAQ listing on January 26 after successful completion of exchange offer
Pieter Wolters, President and CEO of IsoTis said, “We are happy to report that the sales of our Accell products showed growth of 13% compared with the same quarter of last year. During the first quarter we faced the uncertainty about the regulatory status of our Accell products, which limited our ability to raise capital from the public market. Given these circumstances, I commend the IsoTis team and our distributors who remained focused on executing our plan.”

Conference Call
IsoTis has scheduled a conference call to discuss these results today May 15, 2007 at 5 p.m. EST (2 p.m. PST, 11 p.m. CET). US Dial In: toll free 1 800.798.2864; toll 1 617. 614. 6206; UK Dial In 44 20 7365 8426; Continental Europe Dial In: 41 1 800 9569; password: IsoTis. Digital playback is available from May 15 at 8:00 p.m. for 24 hours. US Dial In: 1 617801 6888; European Dial In 44 20 7365 8427; playback ID: 94317272. To listen to the conference call live via the internet, visit the Investors section of the IsoTis website at www.isotis.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software.
About IsoTis
IsoTis is an orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
+1 (949) 855-7155	+1 (949) 855-7195 or +41 (21) 620-6011
robert.morocco@isotis.com	hans.herklots@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, the Company’s need to raise additional capital to continue operations, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (i.e.,. EMEA, CE), including the risk that the FDA determines that our Accell Putty and Accell TBM products are not human tissue or class II medical devices, that the Company is unable to obtain 510(k) clearance for its Accell products, that the FDA requires the Company to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires the Company to produce additional clinical data to support approval or clearance of its products, that the FDA imposes compliance measures against the Company for the marketing of its Accell products, including imposing fines and injunctions or causing the Company to recall its Accell products, market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 of IsoTis S.A. (the predecessor to IsoTis, Inc.), and its other reports filed with the SEC, IsoTis S.A.’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX) and the quarterly report on Form 10-Q for the quarter ended March 31, 2007 and other reports filed with the SEC from time to time by IsoTis, Inc.

IsoTis Inc.
Consolidated Statements of Operations
US Dollars

	Three Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
Revenue
Product sales	$9,974,489	$9,778,365
Other revenue	—	35,816

Total revenue	9,974,489	9,814,181

Operating expenses
Costs of sales	4,004,696	3,693,828
Sales and marketing	4,604,682	4,313,790
General and administrative	5,371,081	2,607,195
Research and development	1,561,021	1,713,821

Total operating expenses	15,541,480	12,328,634

Loss from operations	(5,566,991)	(2,514,453)

Interest income	106,213	140,835
Interest expense	(128,057)	(27,860)
Foreign exchange gain (loss)	7,034	(1,402,787)
Other income	38,405	—

Net loss before taxes and minority interest	(5,543,396)	(3,804,265)

Minority interest	498,520	-
Provision for income taxes	(5,000)	—

Net loss	$(5,049,876)	$(3,804,265)

Basic and diluted net loss per share	$(0.79)	$(0.54)

Weighted average common shares outstanding
Basic	6,373,735	7,087,316
Diluted	6,373,735	7,087,316

IsoTis Inc.
Consolidated Balance Sheets
US Dollars

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,872,232	$13,362,915
Restricted cash	1,599,123	1,659,787
Trade receivables, net	7,686,038	7,463,194
Other receivables	213,234	374,061
Inventories	15,111,769	14,211,189
Prepaid expenses and other current assets	957,641	923,746

Total current assets	33,440,037	37,994,892

Non-current assets:
Restricted cash	1,000,000	1,250,000
Property, plant and equipment, net	4,217,118	3,907,175
Goodwill	16,383,069	16,383,069
Intangible assets, net	10,381,626	11,026,656

Total non-current assets	31,981,813	32,566,900

Total assets	$65,421,850	$70,561,792

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$5,581,137	$6,707,212
Accrued liabilities	7,529,353	6,560,894
Deferred revenue	1,396,702	1,342,797
Current portion of interest-bearing loans and borrowings	4,462,235	3,751,201

Total current liabilities	18,969,427	18,362,104

Non-current liabilities:
Interest-bearing loans and borrowings	1,375,808	1,696,963
Deferred revenue	4,456,939	4,792,638
Other long term liabilities	258,315	279,025

Total non-current liabilities	6,091,062	6,768,626

Minority interest	3,862,907	—

Common stock	581	709
Additional paid in capital	142,966,585	157,595,924
Accumulated other comprehensive income	18,318,985	20,141,408
Accumulated deficit	(124,787,697)	(132,306,984)

Total shareholders’ equity	36,498,454	45,431,062

Total liabilities and shareholders’ equity	$65,421,850	$70,561,792

IsoTis Inc.
Consolidated Statements of Cash Flows
US Dollars

	Three Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities

Net loss from continuing operations	$(5,049,876)	$(3,804,265)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	844,727	831,187
Bad debt expense	8,210	(15,557)
Loss on sale of assets	—	(642)
Stock-based compensation expense	378,131	89,669
Foreign currency transaction (gain) loss	(7,034)	1,402,787
Minority interest	(498,520)	—
Change in operating assets and liabilities:
Inventories	(889,775)	21,965
Trade receivables	(201,174)	(216,208)
Other current assets	137,454	(462,626)
Deferred revenue	(281,794)	(207,830)
Trade and other payables	(143,396)	300,971
Other long term liabilities	(20,710)	—

Net cash flows used in operating activities	(5,723,757)	(2,029,435)

Cash flows from investing activities

Purchase of property, plant and equipment	(503,428)	(421,138)
Change in restricted cash	318,143	250,000

Net cash flows used in investing activities	(185,285)	(171,138)

Cash flow from financing activities

Proceeds from issuance of common shares	—	97,561
Proceeds from interest-bearing loans and borrowings	389,313	—
Repayment of interest-bearing loans and borrowings	—	(253,827)

Net cash flows provided by (used in) financing activities	389,313	(156,266)

Gain on cash held in foreign currency	29,046	12,134

Net decrease in cash and cash equivalents	(5,490,683)	(2,344,705)
Cash and cash equivalents at the beginning of the period	13,362,915	15,714,442

Cash and cash equivalents at the end of the period	$7,872,232	$13,369,737